As filed with the Securities and Exchange Commission on September 4, 2025
Registration No. 333-231268

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-231268

UNDER
THE SECURITIES ACT OF 1933

GMS Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-2931287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

115 Perimeter Center Place, Suite 600
Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

Scott M. Deakin
Chief Financial Officer
GMS Inc.
115 Perimeter Center Place, Suite 600
Atlanta, Georgia 30346
(800) 392-4619
(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.
Michelle A. Sargent, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by GMS Inc., a Delaware corporation (“GMS”), with the Securities and Exchange Commission, to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statement:

●
Registration Statement No. 333-231268, filed with the Commission on May 7, 2019, registering the re-sale of up to 1,129,033 shares of common stock of GMS, par value $0.01 per share, issuable upon exchange of non-voting exchangeable shares of GMS’s indirect subsidiary, Canada Gypsum Management and Supply, Inc.

Pursuant to the Agreement and Plan of Merger, dated as of June 29, 2025 (the “Merger Agreement”), by and among GMS, The Home Depot, Inc., a Delaware corporation (“The Home Depot”), and Gold Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of The Home Depot (“Merger Sub”), Merger Sub merged with and into GMS with GMS surviving the merger as an indirect wholly owned subsidiary of The Home Depot. The merger became effective on September 4, 2025, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, GMS has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with the undertaking made by GMS in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 4, 2025.

GMS INC.

By:	/s/ Scott M. Deakin
Name:	Scott M. Deakin
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.